Exhibit 4.6

EMPLOYMENT AGREEMENT

This Agreement is made as of August 4th , 2006 between

Norsemont Mining Inc.
("Norsemont" or the "Corporation")

and

Robert Baxter
("Employee")

FOR VALUE RECEIVED, the parties agree as follows:

SECTION 1 – INTERPRETATION

1.1 Definitions.

(a) ***Cause*** means (i) a breach by the Employee of his obligations under section 4.2(b) or 0, (ii) a breach by the Employee of any of the other covenants, terms or conditions in this Agreement, and (iii) any other event or circumstance that, under the laws of the Province of British Colombia, entitles the Corporation to terminate the Employee's employment with the Corporation for cause.

(b) ***Change of Control*** means:

- (a) any change in the beneficial ownership, direct or indirect, of the voting securities of the Corporation as a result of which a person, or a group of persons acting jointly or in concert within the meaning of the *Securities Act* (British Colombia), is in a position to exercise effective control over the Corporation; or

- (b) any change in the direct or indirect ownership of, or control or direction over, assets of the Norsemont as a result of which a person, or group of persons acting jointly or in concert within the meaning of the *Securities Act* (British Colombia), acquires or is in a position to exercise effective control or direction over more than 50% of the assets (measured by fair market value) of Norsemont.

(c) ***Common Shares*** means common shares of the Corporation.

(d) ***Confidential Information*** means commercially or competitively sensitive information concerning the business and affairs of Norsemont Group, including information concerning the finances, employees, technology, processes, facilities, products, suppliers, customers and markets of Norsemont Group.

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(e) ***Norsemont Group*** means the Corporation and its subsidiaries and any other entity the financial results of which are consolidated with those of the Corporation.

(f) ***Date of Termination*** means:

(1) in the case of a Notice of Termination given by the Corporation to the Employee, the date on which the Notice of Termination is given to the Employee; and

(2) in the case of a Notice of Termination given by the Employee to the Corporation, the date which is 30 days after the date on which the Notice of Termination is given by the Employee.

(g) ***Notice of Termination*** means a notice of termination of the Employee's employment with the Corporation.

(h) ***Policies*** means the Disclosure Policy and other policies and procedures adopted by the Corporation from time to time, as applicable and amended from time to time.

(i) ***Severance Period*** means a period of twelve (12) months from the Date of Termination.

(j) ***Stock Option Plan*** means the stock option plan of the Corporation, as amended from time to time.

1.2 Interpretation

(a) The headings in this Agreement are for convenience of reference only and do not affect interpretation.

(b) The following rules of interpretation apply to this Agreement unless the context requires otherwise:

(1) the singular includes the plural and conversely;

(2) a gender includes all genders;

(3) where a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(4) a reference to a person includes an individual, a trust, a corporation, an unincorporated body and any other entity;

(5) a reference to a section is to a section of this Agreement;

(6) a reference to a party includes the party's legal representatives, successors and permitted assigns;

(7) unless otherwise stated, a reference to a currency is to US dollars;

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(8) mentioning anything after include, includes or including does not limit what else might be included; and

(9) time is of the essence.

(c) If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement or the legality, validity or enforceability of that provision in any other jurisdiction.

(d) This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Colombia and the laws of Canada applicable therein.

SECTION 2 – EMPLOYMENT

2.1 Position. The Corporation shall employ the Employee and the Employee shall serve the Corporation as the President of the Corporation and General Manager of the Corporation's wholly owned Peruvian subsidiary, Norsemont Peru SAC.

2.2 Reporting. In carrying out his duties and functions, the Employee shall be subject to the control and direction of the Board.

2.3 Place of Employment. The Employee's place of employment is the City of Lima, Peru.

2.4 Travel. The Employee acknowledges that, in carrying out his duties and functions, he may be required to travel frequently to places, other than his place of employment, where the Corporation has operations, including Vancouver, B.C. and Peru, and, as a result, may be exposed to personal health and safety risks.

2.5 Other Positions. If requested by the Corporation, the Employee agrees to serve as a director or officer of other members of the Norsemont Group.

2.6 Review by Compensation Committee. The Compensation Committee of the Board of Directors of the Corporation will review the terms of this contract as part of its mandated activities and report to the Board of Directors with respect to any proposed changes or modifications.

SECTION 3 – COMPENSATION

3.1 Salary.

(a) The Corporation shall pay the Employee a salary of U.S.$260,000 per year, payable in 12 one monthly instalments.

(b) The Corporation shall review the Employee's salary within three (3) months of the first and each subsequent anniversary of the date of this Agreement. Any change in the Employee's salary for a year shall be effective as of July1 of the year.

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3.2 Stock Options.

(a) The Employee shall be eligible to participate in the Stock Option Plan. The initial tranche being 500,000 options and subsequent tranches to be determined by the compensation committee.

(b) All options granted to the Employee shall be subject to the terms and conditions of the Stock Option Plan.

3.3 Vacation.

(a) The Employee shall be entitled to 20 days paid vacation during each year of his employment with the Corporation (pro rated for part years).

(b) The Employee shall take his vacation at a time or times reasonable for each of the Corporation and the Employee in the circumstances.

(c) Any unused vacation time will accrue or at the election of the Corporation be paid in cash if not used.

3.4 Employment Expenses.

(a) The Corporation shall reimburse the Employee on demand for all reasonable out-of-pocket expenses properly incurred by him in the course of his employment with the Corporation.

(b) The Employee shall provide the Corporation with appropriate statements and receipts verifying such expenses.

3.5 Deductions. All salary and benefits paid or provided to the Employee under this Agreement are subject to such withholding and deductions at source as may be required by law.

SECTION 4 – EMPLOYEE'S COVENANTS

4.1 Full Time Service. During his employment with the Corporation, the Employee shall devote all of his time, attention and effort to the business and affairs of the Corporation and shall not, without the prior written consent of the Corporation, engage or otherwise be concerned in any other business or occupation or become a director, officer or employee of any other person with the exception, for a reasonable transitional period only, being as a current non-executive member of the board of Chariot Resources Limited and a member of the Advisory Board of Petaquilla Minerals which are both TSX listed companies.

4.2 Confidential Information.

(a) The Employee acknowledges that, by reason of his employment with the Corporation, he will have access to Confidential Information.

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(b) During and after his employment with the Corporation, the Employee shall not disclose, except in the proper course of his employment with the Corporation, or use for his personal gain or benefit, any Confidential Information.

4.3 Inoculations. During his employment with the Corporation, before traveling to any country where there is a risk of disease, the Employee shall obtain and maintain, at the expense of the Corporation, those inoculations recommended for travellers to that country.

4.4 Policies.

(a) The Employee acknowledges receipt of a copy of and confirms that he has read and understands the Policies.

(b) The Employee agrees to comply with the Policies and acknowledges that failure to do so will constitute grounds for the Corporation to terminate his employment with the Corporation for Cause.

4.5 Termination of Employment. Upon the termination of his employment with the Corporation, the Employee shall promptly:

(a) deliver or cause to be delivered to the Corporation all books, documents, money, securities and other property of the Norsemont Group that are in the possession, charge, control or custody of the Employee; and

(b) resign as a director and officer of all members of the Norsemont Group.

4.6 Non-Competition. After the expiry or termination for any reason of this Agreement, the Employee agrees that he will not for one (1) year, directly or indirectly, whether as principal, agent, director of a company, employee or otherwise, carry on or be engaged or concerned or take part in any business which is competitive to Norsemont using any data or knowledge which is proprietry to Norsemont within the country of Peru.

SECTION 5 – TERM AND TERMINATION

5.1 Term. The Employee's employment with the Corporation shall be for a two-year term. It is understood and agreed that if the Employee's contract is not renewed at the end of the two-year term for any reason other than cause, the provisions of section 0 will apply and the Employee will be entitled to the amounts set out therein.

5.2 Notice of Termination by the Corporation. The Corporation may terminate the Employee's employment with the Corporation at any time by giving a Notice of Termination to the Employee.

5.3 Notice of Termination by the Employee. The Employee may terminate his employment with the Corporation at any time by giving Notice of Termination to the Corporation.

5.4 Payment on Termination without Cause.

(a) If the Corporation terminates the Employee's employment with the Corporation pursuant to section 5.2 for any reason other than Cause, the Corporation shall pay to the Employee an amount equal to 1 year salary.

(b) The Corporation shall pay the amount payable by it to the Employee pursuant to section 5.3(a) within 30 days after the Date of Termination.

(c) The parties agree that the provisions of section 5.3(a) are fair and reasonable and that the amount payable by the Corporation to the Employee pursuant to section 5.3(a) is a reasonable estimate of the damages that the Employee will suffer in the event of the termination of his employment with the Corporation in the circumstances set out in section 5.3(a) and shall not be construed as a penalty.

5.5 Payment on Termination without Cause after Change of Control.

(a) If, within 12 months after a Change of Control the Corporation terminates the Employee's employment with the Corporation pursuant to section 5.2 for any reason other than Cause, the Corporation shall (in addition to any other amount that may be payable to the Employee under this Agreement in respect of his employment with the Corporation up to the date of Termination):

(1) pay to the Employee an amount equal to one (1) year's salary.

(2) immediately vest all stock options granted by it to the Employee and not vested on the Date of Termination, subject to approval of accelerated vesting upon Change of Control at the next annual general meeting of the Corporation, and

(3) maintain the Employee's benefits under this Agreement for a period equal to the remaining term of this Agreement as set out in section 5.1 plus one year or, if that is not possible or if so requested by the Employee, pay to the Employee an amount equal to the value of the Employee's benefits (which, in the case of insurance benefits, shall be the amount of the premiums that would have been payable by the Corporation to provide the insurance benefits).

(b)The Corporation shall pay the amounts payable by it to the Employee pursuant to section 5.5(a) within 30 days after the Date of Termination.

(c)The parties agree that the provisions of section 5.5(a) are fair and reasonable and that the amount payable by the Corporation to the Employee pursuant to section 5.5(a) is a reasonable estimate of the damages that the Employee will suffer in the event of the termination of his employment with the Corporation in the circumstances set out in section 5.5(a) and shall not be construed as a penalty.

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SECTION 6 – GENERAL

6.1 Notices. Any notice or other communication to be given pursuant to this Agreement shall be in writing and shall be effective if delivered personally or sent by fax as follows:

if to the Corporation:

507 - 700 West Pender Street
Vancouver, British Columbia
V6C
Canada

Attention: Chairman, Compensation Committee of Board of Directors
Fax No.: 1(604) 669-9768

if to the Employee:

210 A El Haras
El Haras,
Rinconada Baja
La Molina
Lima, Peru

Fax No. Not yet defined
Mobile 9790-3000

or to such other address or fax number as a party may from time to time advise. Any such notice or other communication (including a change of address or fax number) shall be deemed to have been given when received.

6.2 Arbitration.

(a) Any disagreement between the Corporation and the Employee with respect to the interpretation or application of this Agreement that cannot be resolved by agreement shall be referred to arbitration by a single arbitrator under the laws of the Province of British Colombia.

(b) Each of the Corporation and the Employee shall bear its own costs and expenses of any arbitration.

(c) The Corporation shall pay the fees and expenses of the arbitrator in any arbitration unless the arbitrator determines that the Employee has commenced the arbitration without reasonable cause, in which event the Employee shall pay the fees and expenses of the arbitrator.

6.3 No Assignment. The Employee may not assign this Agreement without the prior written consent of Norsemont.

6.4 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties.

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6.5 Entire Agreement. This Agreement is the entire agreement between the parties with respect to the Employee's employment with the Corporation and supersedes and replaces all other agreements and understandings, written or oral, between the Corporation and the Employee with respect to the Employee's employment with the Corporation.

The parties have executed this Agreement.

Effective date of July 20, 2006.

Norsemont Mining Inc.

By:
Name: MARC LEVY
Title: PRESIDENT & CEO

By:
Name:
Title:

Witness

Robert Baxter

6.5 Entire Agreement. This Agreement is the entire agreement between the parties with respect to the Employee's employment with the Corporation and supersedes and replaces all other agreements and understandings, written or oral, between the Corporation and the Employee with respect to the Employee's employment with the Corporation.

The parties have executed this Agreement.

EFFECTIVE DATE OF JULY 20, 2006. RWB

Norsemont Mining Inc.

By:
Name: MARC LEVY
Title: PRESIDENT & CEO

By: ______________________
Name:
Title:

____
Witness

____
Robert Baxter